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Norfolk Southern Corporation

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FOR IMMEDIATE RELEASE

Norfolk Southern outlines management team’s progress to accelerate balanced strategy and drive productivity

Urges shareholders to vote “FOR” ONLY Norfolk Southern’s 13 highly qualified nominees on the WHITE proxy card today

ATLANTA, April 2, 2024 – Norfolk Southern Corporation (NYSE: NSC) today sent a letter to shareholders detailing the strength of its proven management team, who are accelerating the company’s balanced strategy to narrow the operating ratio gap with peers and deliver sustainable shareholder value. In the letter the company highlighted:

•

CEO Alan Shaw’s decisive, proven leadership in successfully executing Norfolk Southern’s strategic transformation. Shaw has positioned the company to become the gold standard of safety in the industry, drive meaningful margin improvement, and outperform peers during freight recovery cycles, while delivering industry-leading service for customers and forging strong relationships with key stakeholders.

•

Norfolk Southern’s newly appointed COO John Orr is accelerating the implementation of Norfolk Southern’s operating plan. Orr’s operational expertise and leadership has been lauded by industry leaders, and he has a successful track record of implementing scheduled railroading and operational improvements at multiple Class I railroads, including rapidly remediating CPKC’s challenged Mexico operations by implementing a high-efficiency operating model.

•

The significant risks of Ancora’s reckless plan and demands for a wholesale overhaul of management and the board. These draconian changes would decelerate the momentum of Norfolk Southern’s strategic transformation, force substantial furloughs, and destroy long-term value for shareholders.

The letter to shareholders and other important information related to Norfolk Southern’s Annual Meeting can be found at VoteNorfolkSouthern.com. The website also includes video messages to shareholders from CEO Alan Shaw and COO John Orr.

The full text of the letter to shareholders follows:

Dear Fellow Shareholder,

You face an important decision at our upcoming Annual Meeting that will shape the future of Norfolk Southern and your investment in our company.

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Norfolk Southern’s board of directors and management team are working closely together to strengthen our railroad for success in the near- and long-term, and to deliver value to shareholders. Our strategy is taking hold. Already, it has catalyzed meaningful change, and proven its resilience to the significant challenges Norfolk Southern has faced.

The steps we are currently taking under chief executive officer Alan Shaw’s leadership – including the recent appointment of John Orr as chief operating officer – underscore our resolve to accelerate our progress and close the gap with our peers.

Our Goal and Our Promise Is To:

•	Deliver industry-leading, safe service for our customers

•	Drive continued productivity across our operations

•	Propel sustainable value creation for our shareholders

Norfolk Southern’s Board urges shareholders to VOTE the WHITE proxy card FOR ONLY Norfolk Southern’s 13 nominees today.

Ancora Alternatives LLC (“Ancora”) is attempting to impede the momentum of our transformation and jeopardize long-term value by replacing the board and senior management team in order to implement their plan. The Norfolk Southern board strongly recommends shareholders reject Ancora’s misguided efforts to implement destabilizing changes during this pivotal transition period for Norfolk Southern.

At the helm of Norfolk Southern is our experienced, tested, and responsible management team that is executing a plan in the best interests of our shareholders:

•	Alan Shaw is a proven, decisive leader, and the right CEO to take Norfolk Southern forward.

•	John Orr’s appointment as COO will accelerate our operational improvements.

•	Ancora’s ill-informed plan and proposed wholesale overhaul of management and the board would create significant execution risk and force substantial furloughs that will ultimately hurt shareholders.

Alan’s Proven Leadership and Commitment to Operational Excellence

Throughout his tenure, Alan has taken decisive actions that have improved our business and demonstrated his commitment to operational excellence through precision scheduled railroading principles. When Alan stepped into the CEO role in May 2022, he quickly reoriented the company’s strategy and improved operating performance.

“Our strategy unlocks shareholder value by adopting a modern approach to PSR that delivers industry-competitive margins and top-tier EPS and

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revenue growth by balancing service, productivity, and growth, with safety at its core.”

– ALAN SHAW, Norfolk Southern President and CEO

In 2022, despite significant industry-wide challenges, Alan and his management team delivered:

•	$12.7 Billion record railway operating revenue

•	Low ~60% operating ratio range – closing the gap with Class 1 peers

•	14% improvement in train speed in Q4 2022

Alan again proved his leadership following the East Palestine derailment by supporting the needs of the community while protecting the franchise and shareholders. With the support of the board, Alan accelerated investments in safety and made fundamental changes to our operating processes. These investments enhanced our position to deliver long-term growth, and are driving industry-leading safety results and garnering strong support from our customers, regulators, and union leaders. Strong endorsements from our employees and customers, and cooperative relationships with our regulators, strengthen our ability to deliver long-term shareholder value.

Stakeholders Support Norfolk Southern’s Strategy and Leadership1

“We have been encouraged by recent data showing that Norfolk Southern has experienced a 34 percent reduction in the rate of mainline derailments in the last year. Less encouraging is the fact that data for 2023 suggest that Norfolk Southern is alone among the Class I railroads to achieve significant reductions in the rate of mainline derailments this past year.”

– PETE BUTTIGIEG, U.S. Secretary of Transportation

“Norfolk Southern has stepped up to the plate when it comes to investing in East Palestine and doing what’s right to ensure the community continues to thrive well into the future. Alan Shaw and his team have been extremely responsive and eager to have difficult conversations about the health and safety of the residents and the economic recovery process. I look forward to continuing to work with the NS team in their commitment to the residents of East Palestine and surrounding Ohio communities.”

– MONICA BLASDEL, Ohio State Representative

“Replacing Mr. Shaw with Ancora’s proposed candidate would be a tremendous mistake and a detrimental step for Norfolk Southern, its shareholders, and the entire Class I freight rail industry…The improvements that Mr. Shaw has made and that stakeholders, including labor, are asking for will help retain shareholder value in the long term.”

[1]	Taken from publicly available sources. Permission to use quotes was neither sought nor obtained.

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– GREG REGAN, President, Transportation Trades Department, AFL-CIO

“Since the derailment last year, NS’ CEO has risen to the occasion and, through his leadership, NS has become a safer, more efficient and customer focused company again.”

– JERRY G. STURDIVANT, BLET General Chairman, NS-Southern Lines GCA

Given this substantial progress, the company can now focus on driving industry-competitive margins, as well as top-tier revenue and earnings growth, while maintaining our steadfast commitment to quality service and safety. We expect to deliver:

•	64% to 65% operating ratio in 2H 2024, 400+ basis point improvement year-over-year[2]

•	Sub-60% operating ratio by 2026 – 2027[3]

With the board and Alan’s hiring of John Orr as COO, we have even more confidence in our ability to achieve our near- and long-term operating and financial targets.

Accelerating Performance with Operations Expert John Orr

As he has demonstrated many times throughout his nearly 40-year career in the railroad industry, John’s leadership will enhance execution and accelerate the implementation of our operating plan.

Orr’s Track Record Is In a Class of Its Own

John is an expert and award-winning thought leader in precision scheduled railroading and brings a proven track record of improving operations at multiple Class I railroads in regions spanning Canada, the U.S., and Mexico. His accomplishments include:

✓	Spearheaded turnaround of CPKC Mexico operations by successfully implementing a high-efficiency operating model, driving a 65% improvement in velocity over four months.

✓	Designed and implemented a precision scheduled railroading strategy at KCS that improved safety, service, and productivity.

✓	Drove substantial operating improvements as senior vice president and chief transportation officer at CN, and also served as chief safety and sustainability officer.

[2]

The operating ratio figures are based on non-GAAP operating ratio, which excludes the impact of direct costs resulting from the East Palestine incident. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

[3]

The operating ratio improvements represent non-GAAP operating ratio measures. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio measures.

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John is a firm believer in our strategy and, in the nearly two weeks since his appointment, has spent time in the field assessing our network firsthand and identifying key operational priorities, including:

•	Executing a Safety Blitz to reinforce best practices and set the tone for the safety culture he has been associated with for his whole career;

•	Assembling a Task Force and War Room in our Network Operations Center to assess network-wide resource utilization through white-boarding exercises to drive out waste;

•	Completing a Heat Map of the network to find bottlenecks and identify where delays are occurring in critical corridors that are draining resources; and

•	Identifying two of our major hump yards as ‘High Performance Terminals,’ where he has line of sight to 33% improvement in dwell time in the next 60 days.

We are confident that John’s expertise will help us achieve new levels of safety, service, growth, and operating efficiencies.

Praise for John Orr is Unanimous and Strong4

“I have had the pleasure to serve and lead with John [Orr] directly or indirectly for over the last two decades. His strong operating acumen and leadership capabilities has enabled him to build a strong team currently leading our CPKC Mexico Operations.”

– KEITH CREEL, CPKC President and CEO

“John Orr is one of the most respected railroaders in the industry, with decades of hands-on experience leading successful operating plans. […] Having worked side by side with John, I am confident that his strategic vision, steadfast commitment to safety, and deep expertise will make him a tremendous addition to Norfolk Southern’s team.”

– PATRICK OTTENSMEYER, Former KCS President and CEO

“Both John Orr and the transportation team and our new VP of Engineering Raj Gupta had a big task, and their teams delivered. […] In closing, John and the team are working extremely hard to drive these results. And while we have lots of volume to move, their railroad experience in moving it is second to none.”

– MIKE CORY, COO of CSX, Former COO of CN

[4]	Taken from publicly available sources. Permission to use quotes was neither sought nor obtained.

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“Orr has a solid track record of operational excellence and, with four decades of broad industry experience, is clearly one of the most effective operating leaders in the rail sector. I’ve worked closely with John at CN as we first implemented scheduled railroading with a more customer-centric agenda, and I can vouch for his unwavering commitment to safety. I’m confident that he will help the NS team deliver on its balanced strategy to drive top-tier revenue and earnings growth at industry-competitive margins.”

– CLAUDE MONGEAU, Former CN President and CEO, Current Norfolk Southern Independent Director

“We believe Orr has a strong track record in the industry as a proven operator implementing scheduled railroading, including his role in the task force he led to improve CPKC’s operations in Mexico, and we are constructive on the hire and Orr’s ability to improve Norfolk’s operations.”

– JP MORGAN

“…Mr. Orr has extensive PSR operating experience over a 40-year career – much of which was with the late Hunter Harrison. We hold in high regard Mr. Orr’s PSR expertise, and view his appointment to COO positively.”

– RBC CAPITAL MARKETS

“The arrival of Mr. Orr puts greater confidence in the timing of a potential operating improvement, and now allows NSC to provide investors with an acceleration of the operating margin outlook for a prior range of 100-150 basis points a year to 400 basis points in the second half of 2024 alone. This would bring NSC’s operating margins within striking distance of industry peers within a year.”

– VERTICAL RESEARCH PARTNERS

Orr Drove Rapid Improvements in CPKC’s Mexico Operations

As CPKC’s executive vice president and chief transformation officer, John led the optimization of operations following CP’s acquisition of KCS in 2021. One of his many achievements in this role was rapidly remediating the challenged Mexico operations by implementing a high-efficiency operating model.

The operational results clearly show John’s swift and positive impact during this short time:5

•	31% network speed improvement

•	14% average terminal dwell improvement

•	22% car miles per car day improvement

•	10% locomotive productivity improvement

[5]	From July to October 2023.

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Orr is Recognized for Rapidly Delivering Successful Outcomes6

“John Orr is leading the team [and] leading the charge in Mexico, [he] had a lot of experience, obviously, from his previous experience as the COO of KCS and KSC de Mexico. […] We’re seeing progress across all the operating metrics, train speed, terminal dwell, car miles for care, locomotive productivity, service experience for the customer.”

– KEITH CREEL, CPKC President and CEO (9.13.23)

“The Mexico task force led by John Orr is working to fully implement PSR across legacy KCSM after initially working on restoring service levels and resiliency. The team has identified opportunities to drive additional value with more asset turns that will require less than $100mm of capital investment and current car miles per day are up +30% while GTMs and throughput in Mexico are at the highest GTMs per day level in KCSM history.”

– JP MORGAN (3.14.24)

“Since the appointment of a special task force led by John Orr in late July, the Mexican operations have demonstrated steady improvement. We see significant runway for additional gains as the company identifies bottlenecks/inefficiencies and continues to deploy solutions.”

– BMO CAPITAL MARKETS (11.12.23)

Orr Improved Safety, Service, and Productivity at KCS

Before CPKC, John shaped and guided precision scheduled railroading initiatives at KCS with a relentless focus on improving service. Under his leadership, KCS saw:

•	41% mainline accident rate improvement

•	11% dwell time improvement

•	1% train speed improvement

But don’t take our word for it – here is Ancora’s own nominee, Sameh Fahmy, in 2021, praising John’s work at KCS:7

“John and the team have been unbelievably focused. That exercise in Monterrey that John talked about was very intense, and we have a lot of customers around the Monterrey area. And you can have the trip as fast as you can from origin to destination, but if you don’t get it to the industry when they need it, then it doesn’t make any difference.”

[6]	Taken from publicly available sources. Permission to use quotes was neither sought nor obtained.
[7]	Taken from publicly available sources. Permission to use quotes was neither sought nor obtained.

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“Velocity is really being improved now with significant change in processes. And John came in, and he is bringing in a lot of fresh ideas and a lot of intensity and scrutiny train by train, why is it waiting, and all the rest at Laredo yard. And we changed from 6-hour windows to 4-hour windows this week, which is something we have been working on for 2 years. So, a lot of this is coming together, and the yard inventories are coming down. All that does is improves the locomotive utilization.”

It is clear that despite Ancora’s statements to the contrary, John Orr is well known as an effective and successful operator. In addition to their misleading claims on Orr’s background, Ancora has made highly inaccurate claims regarding our agreement with CPKC in connection with appointing Orr, and the considerations related to the Meridian Speedway and the Meridian Terminal.

The agreement specifically addresses only domestic Intermodal between Dallas and the Southeast, which is a minority of our business (~25%) on the Speedway and accounts for only approximately 1% of Norfolk Southern’s overall revenue. The Meridian Speedway agreements ensure Norfolk Southern maintains a competitive advantage in having the fastest and highest capacity rail route for transcontinental intermodal traffic between the Southwestern U.S. and the Southeast via Meridian, while providing CPKC with flexibility to move other Intermodal traffic along the Meridian Speedway corridor to and from the Dallas market. The revised agreement is by no means a consequential concession. Additionally, Norfolk Southern expects to drive long-term performance gains as a result of Orr’s operational expertise.

Ancora’s Misguided Strategy Would Impact All Stakeholders

Fundamentally, Ancora is attempting to recycle a slash-and-burn playbook that shows their clear lack of understanding of the current regulatory, labor, and competitive environments. This, combined with the wholesale management and board change they are pushing – including ousting our CEO, COO, independent chair, and several committee leads – would introduce significant risk to the execution of our strategy, delay John Orr’s ability to identify and pursue key operational priorities, and destroy long-term shareholder value.

The fact is that the math around Ancora’s short-term targets, which were announced without a tangible, strategic plan to achieve them, exposes Ancora’s limited familiarity with our business and the broader railroad industry.

The Reality of Ancora’s Detrimental Plan

Targeting a 60% operating ratio (~$1.2 billion of improvement) in 13—14 months would:

•	Require ~1,500 – 2,000 employee furloughs in the first year, despite Ancora’s assertion that they would not furlough;

•	Which would compromise and reverse our safety improvements; and

•	Result in increased scrutiny and punitive action from regulators, including the STB and FRA.

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This reckless approach would also lead to:

•	Poor service;

•	Missed growth opportunities (particularly during economic recoveries); and

•	Damaged relationships with customers.

It is not surprising to us that Jim Barber would endorse these targets, as he has never been a CEO, has no railroad experience, and doesn’t know enough about our industry to see the risks of Ancora’s slash-and-burn timetable.

Conversely, Alan is a seasoned, career railroader, and he and the management team have developed a strategy that is carefully calibrated to narrow the margin gap through productivity and establish the gold standard in industry safety, while maintaining an appropriate level of resources to capture outsized gains during an economic upcycle.

Regulators and Government Officials are AGAINST Ancora and FOR Norfolk Southern8

“In fact, the rapid reduction in OR championed by Ancora can only be accomplished by new major reductions in the workforce. Indeed, Ancora rejects NS’ new long-term growth strategy and is particularly harsh on NS’ focus on all important intermodal traffic. Clearly, their plan is to install a CEO ordered to reverse Norfolk Southern’s recently instituted corporate strategy to maintain a resilient workforce and to invest more in infrastructure to grow the railroad’s capacity long term.”

– MARTIN J. OBERMAN, Surface Transportation Board Chairman

“Sacrificing the U.S. freight-rail network’s long-term viability for short-term gain would be tragic. And the consequences would be felt not only by the countless businesses that rely on rail transportation, but the American consumer who would ultimately pay higher prices. In the end, I hope long-term investors will realize that this was no way to run a railroad and confront these activist few who, if left unchecked, will no doubt make a quiet exit after fleecing the railroad and our national supply chain.”

– ROBERT PRIMUS, Member of the Surface Transportation Board

“While I recognize NS for the meaningful steps and results seen so far, often in notable contrast to industry peers, I want to emphasize the importance of a durable and lasting path forward that continues to prioritize safety. Any backsliding, as a result of a change in leadership or otherwise, on the safety-oriented path you have laid out and communicated to us will likely attract renewed oversight attention from my office as we pursue our safety mission.”

– AMIT BOSE, Administrator of the Federal Railroad Administration

[8]	Taken from publicly available sources. Permission to use quotes was neither sought nor obtained.

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Ancora Has Refused to Settle and Is Insistent on Wholesale Change

We have remained open to finding a reasonable resolution with Ancora. We interviewed all of their proposed board nominees, and offered settlements that included significant board representation on multiple occasions. However, Ancora was adamant that any resolution would be predicated on Norfolk Southern terminating our CEO, who is delivering results and executing on our transformation at a critical moment for Norfolk Southern. Simply put, Ancora’s nominees are tasked with, and proxies for, a single objective – wholesale management and board change that would cede control of Norfolk Southern to Ancora and place our strategy and your investment at risk. Norfolk Southern’s shareholders should take seriously such a risk.

Vote The White Proxy Card Today

Norfolk Southern has the right board and management team in place to continue delivering on our strategic transformation, with the precision scheduled railroading expertise and experience necessary to enhance operating performance and strengthen Norfolk Southern’s industry leadership for years to come.

We strongly urge you vote for the entire slate of 13 highly qualified and experienced Norfolk Southern director nominees. Your vote is extremely important, no matter how many shares you own. Please use the enclosed WHITE proxy card to vote FOR ONLY Norfolk Southern’s 13 nominees today.

Thank you for your continued support and investment in Norfolk Southern.

Sincerely,

The Norfolk Southern Board of Directors

Your Vote is Important

Norfolk Southern believes all of its 13 nominees are uniquely qualified to oversee the company’s strategy, drive sustainable value, and hold management accountable. Norfolk Southern strongly urges shareholders to protect their investment by VOTING the WHITE proxy card FOR ONLY Norfolk Southern’s 13 nominees.

Please simply DISCARD any Blue proxy card you may receive from Ancora. If you inadvertently voted using a Blue proxy card, you may cancel that vote simply by voting again TODAY using the company’s WHITE proxy card. Only your latest-dated vote will count!

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If you have any questions or require any assistance with respect to voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

1 (877) 750-9496 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other countries)

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

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The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This document includes the presentation and discussion of non-GAAP operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the 2023 costs arising from the East Palestine incident. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

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The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non-GAAP)
	($ in millions, except per share amounts)
Income from railway operations	$2,851	$1,116	$3,967
Income taxes	$493	$270	$763
Net income	$1,827	$846	$2,673
Diluted earnings per share	$8.02	$3.72	$11.74
Railway operating ratio (percent)	76.5	(9.1)	67.4

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